Exhibit 5.2

Consent of Independent Auditor

            We hereby consent to the incorporation by reference in the registration statement on Form F-10 (the "Registration Statement") of FSD Pharma Inc. and its subsidiaries (the "Company") of our report dated May 3, 2019 relating to the consolidated statement of financial position of the Company as at December 31, 2018, before the effects of the adjustments to retrospectively apply the change in accounting policy described in Note 2(d) of the consolidated financial statements,  which is part of the Registration Statement. We also consent to the reference to our firm under the caption "Auditors" in the prospectus, which is part of the Registration Statement.

McGovern Hurley LLP

/s/ McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
April 1, 2021